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AMERUS LIFE HOLDINGS, INC.
EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



Pro Forma Weighted Average Number of Shares* (in thousands)

  Class A Common Stock owned by AmerUs Group           11,707
  Class A Common Stock owned by the public              6,449
  Class B Common Stock owned by AmerUs Group            5,000
                                                       ------
                                                       23,156
                                                       ======

  *    The issuance of Class A and Class B Common Stock is considered to have occurred as of January 1, 1996 for pro forma purposes;
       therefore, the weighted average number of shares outstanding is 23,156,000.  The Company has no dilution of shares.

Primary Pro Forma Earnings Per Common Share

                           Six Months Ended    Three Months Ended
                                June 30,            June 30,
                           ------------------- ------------------
                              1997      1996        1997       1996
                              ----      ----        ----       ----
Primary Pro Forma Earnings
  Per Common Share            $1.25     $2.44       $0.62      $0.51
                              =====     =====       =====      =====
/TABLE
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